As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAKER HUGHES COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-4403168 (I.R.S. Employer Identification No.)

17021 ALDINE WESTFIELD ROAD HOUSTON, TEXAS 77073 (1) 713 439 8600 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Baker Hughes Company 2021 Long-Term Incentive Plan

Amended and Restated Baker Hughes Company Employee Stock Purchase Plan

(Full Title of the Plan)

Regina Jones
Chief Legal Officer

Baker Hughes Company
17021 Aldine Westfield Road Houston, Texas 77073

(Name and Address of Agent for Service)

+1 713-439-8600

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock ($0.0001 par value) to be issued under the Baker Hughes Company 2021 Long-Term Incentive Plan	29,500,000	$24.195	$713,752,500	$77,870.40
Class A Common Stock ($0.0001 par value) to be issued under the Amended and Restated Baker Hughes Company Employee Stock Purchase Plan	6,500,000	$24.195	$157,267,500	$17,157.89

(1)	Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Class A Common Stock ($0.0001 par value) (“Common Stock”) of Baker Hughes Company (the “Registrant”) that may become issuable under the Baker Hughes Company 2021 Long-Term Incentive Plan and the Amended and Restated Baker Hughes Company Employee Stock Purchase Plan as a result of any stock dividend, stock split recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based on the average of the high and the low prices reported for a share of Common Stock on the New York Stock Exchange on May 13, 2021.

(3)	Rounded up to the nearest penny.

EXPLANATORY NOTE

On May 14, 2021, the shareholders of the Registrant approved the Baker Hughes Company 2021 Long-Term Incentive Plan (the “202l LTIP”) and the Amended and Restated Baker Hughes Company Employee Stock Purchase Plan (the “ESPP”). The Registrant is filing this Registration Statement on Form S-8 with respect to up to 29,500,000 of its shares of Common Stock issuable in connection with the 2021 LTIP and up to an additional 6,500,000 of its shares of Common Stock issuable in connection with the ESPP. In accordance with General Instruction E to Form S-8, this Registration Statements incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-227165, filed with the Commission on August 31, 2018, relating to the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the 2021 LTIP and the ESPP as required by Rule 428(b)(1). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 25, 2021 (File No. 001-38143);

(b)	all reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2020; and

(c)	the description of the Common Stock contained in Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 25, 2021 (File No. 001-38143), including any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the filing of this Registration Statement shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws contain provisions indemnifying its directors and officers to the fullest extent permitted by law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant has entered into indemnification agreements with each of its directors and executive officers which, in some cases, may be broader than the specific indemnification provisions contained under Delaware law.

In addition, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for: (a) any breach of his or her duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (c) the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or (d) any transaction from which the director derived an improper personal benefit. This provision does not affect a director’s liability under the federal securities laws. To the extent the Registrant’s directors, officers and controlling persons are indemnified under the provisions contained in the Registrant’s certificate of incorporation, the Registrant’s bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

3.1	Second Amended and Restated Certificate of Incorporation of Baker Hughes Company dated October 17, 2019 (incorporated herein by reference to Exhibit 3.1 to the Registrants Annual Report on Form 10-K, filed with the Commission on February 25, 2021 (File No. 001-38143))

3.2	Third Amended and Restated Bylaws of Baker Hughes Company dated October 17, 2019 (incorporated herein by reference to Exhibit 3.2 to the Registrants Annual Report on Form 10-K, filed with the Commission on February 25, 2021 (File No. 001-38143))

4.1	Baker Hughes Company 2021 Long-Term Incentive Plan*

4.2	Amended and Restated Baker Hughes Company Employee Stock Purchase Plan*

5	Opinion of Davis Polk & Wardwell LLP regarding the legality of the securities being offered hereby*

23.1	Consent of KPMG LLP*

23.2	Consent of Davis Polk & Wardwell LLP (contained in Exhibit 5)

24	Power of Attorney (included in the signature pages hereto)

* Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on May 14, 2021.

Baker Hughes Company

By:	/s/ Lorenzo Simonelli
Name:	Lorenzo Simonelli
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints, Brian Worrell, Regina Jones and Lee Whitley, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of May, 2021.

Signature	Title
/s/ Lorenzo Simonelli	President, Chief Executive Officer and Chairman (Principal Executive Officer)
Lorenzo Simonelli
/s/ Brian Worrell	Chief Financial Officer (Principal Financial Officer)
Brian Worrell
/s/ Kurt Camilleri	Senior Vice President, Controller & Chief Accounting Officer (Principal Accounting Officer)
Kurt Camilleri
/s/ W. Geoffrey Beattie	Director
W. Geoffrey Beattie

/s/ Gregory D. Brenneman	Director
Gregory D. Brenneman
/s/ Cynthia B. Carroll	Director
Cynthia B. Carroll
/s/ Clarence P. Cazalot, Jr.	Director
Clarence P. Cazalot, Jr.
/s/ Nelda J. Connors	Director
Nelda J. Connors
/s/ Gregory L. Ebel	Director
Gregory L. Ebel
/s/ Lynn L. Elsenhans	Director
Lynn L. Elsenhans
/s/ John G. Rice	Director
John G. Rice